EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement (No. 333-106602) on Form S-3 and related Prospectus of Genome Therapeutics Corporation for the registration of 486,646 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2003, except for Note 13 as to which the date is March 14, 2003, with respect to the consolidated financial statements of Genome Therapeutics Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 22, 2003